                Schroder Investment Management North America Inc.
                    875 Third Avenue, New York, NY 10022-6225

May 9, 2006

Schroder Capital Funds (Delaware)
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:      Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until May 9, 2007, to reduce the compensation we are entitled to receive as investment adviser of Schroder U.S.
Opportunities Fund and Schroder International Alpha Fund, and, if necessary, to pay other expenses attributable to the Advisor Shares of each such fund (other than interest, taxes, and extraordinary expenses) to the extent that the Fund's total operating expenses attributable to its Advisor Shares exceed the following annual rates (based on the average net assets of each fund taken separately):

SCHRODER CAPITAL FUNDS (DELAWARE)

                                                     Advisor Shares
                                                  ------------------

      Schroder International Alpha Fund                 1.50%
      Schroder U.S. Opportunities Fund                  1.95%

Sincerely,

Schroder Investment Management
North America Inc.

By:      /s/ Mark A. Hemenetz
   --------------------------
Name:   Mark A. Hemenetz
Title:  President